Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-202807, and 333-209367) and in the Registration Statements on Form S-8 (File Nos. 333-212298, 333-212297, 333-204987, and 333-194946) of Egalet Corporation of our report dated March 13, 2017, with respect to the consolidated financial statements of Egalet Corporation included in this Annual Report of Egalet Corporation (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 13, 2017